Exhibit XIII

Corrigendum to Exhibit I of the Annual Report

The European Investment Bank (“EIB”) hereby amends its Annual Report on Form 18-K for the fiscal year ended December 31, 2023 (the “Annual Report”) to correct a clerical error in Exhibit I of the Annual Report (the “Corrigendum”).  The eighth paragraph under the heading “2.3—The EIB’s counter-cyclical role and cooperation with institutional partners” in Exhibit I of the Annual Report erroneously referred to “EUR 1.3 million” instead of “EUR 1.3 billion”.

Consequently, the eighth paragraph under the heading “2.3—The EIB’s counter-cyclical role and cooperation with institutional partners” in Exhibit I of the Annual Report is hereby replaced in its entirety with the following paragraph:

“In 2023 alone, the EIB approved 30 operations, including framework operations, under InvestEU, for EUR 9.1 billion, of which EUR 4.6 billion was signed and EUR 1.3 billion was disbursed.”

Other than with respect to the noted correction, this Corrigendum does not contain any modifications, updates or other changes to the disclosures contained in Exhibit I of the Annual Report.